EXHIBIT 99.2

NEWS RELEASE                                                   [LOGO OF NOVELIS]
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                     NOVELIS DELAYS 3RD QUARTER 2005 RESULTS
                     Will restate 1st and 2nd quarters 2005
                       Reviews reserves and contingencies
                   Offers 3rd quarter regional income guidance

ATLANTA - November 7, 2005 - Novelis Inc. (NYSE: NVL; TSX: NVL) today announced that its Audit Committee and management have decided to delay the release of third quarter 2005 results and will restate the Company's previously issued financial statements for the first and second quarters of 2005. The decision to restate and delay arose from management's review of reserves and contingencies in South America. As a result, the Company's Audit Committee, after discussing these issues with PricewaterhouseCoopers LLP, the Company's independent registered public accounting firm, has concluded that such previously issued financial statements should no longer be relied upon. The Audit Committee has also decided to engage independent outside advisors to assist the Company in conducting a full review of matters relating to reserves and contingencies as well as adjustments made to arrive at the Company's opening balance sheet as of January 6, 2005.

The second quarter restated earnings are expected principally to reflect the reversal of an approximately $5 million pre-tax contingency related to Brazilian litigation matters. Additionally, the first quarter earnings are expected to be restated principally to reflect additional Income taxes of approximately $4 million in Canada. These adjustments are preliminary estimates, and because the review has not been completed additional adjustments may be required.

Our preliminary unaudited third quarter total regional income results, as described in Attachment A, will be approximately $145 to $155 million, subject to completion of the review. While results were negatively impacted by energy and freight costs as well as currency in the quarter, the overall metal impact was positive as compared to the same quarter in 2004. Rolled product shipments were essentially flat in the quarter compared to third quarter 2004. Cash flows continue to be strong resulting in $96 million of debt reduction in the quarter.

Final third quarter earnings will not be reported until the review is completed. The previously announced third quarter earnings conference call scheduled for November 15, 2005 is postponed pending further notification.

Novelis, which was spun-off by Alcan Inc. on January 6, 2005, is the global leader in aluminum rolled products and aluminum can recycling. The company has 36 operating facilities in 11 countries and more than 13,000 employees. Novelis has the unparalleled capability to provide its customers with a regional supply of high-end rolled aluminum products throughout Asia, Europe, North America, and South America. Through its advanced production capabilities, the company supplies aluminum sheet and foil to the automotive and transportation, beverage and food packaging, construction and industrial, and printing markets. For more information, visit www.novelis.com.

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Statements made in this news release which describe Novelis' intentions, expectations or predictions (e.g., the amount of charges we expect to incur) may be forward-looking statements within the meaning of securities laws. Novelis cautions that, by their nature, forward-looking statements involve risk and uncertainty and that Novelis' actual results could differ materially from those expressed or implied in such statements. Reference should be made to Novelis' annual report on Form 10-K and its other filings with the Securities and Exchange Commission for a discussion of major risk factors in addition to the factors set forth in this press release.

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MEDIA CONTACT:
Charles Belbin
+1 404 814 4260
charles.belbin@novelis.com

INVESTOR CONTACT:
Holly Ash
+1 404 814 4212,
holly.ash@novelis.com

ATTACHMENT A

Regional Income is the measure by which management evaluates the performance of our operating segments. Regional Income comprises earnings before interest, taxes, depreciation and amortization excluding certain items, such as corporate office costs and asset and goodwill impairments, restructuring, rationalization and the change in fair market value of our derivatives, which are not under the control of the regional groups. These items are managed by the company's head office, which focuses on strategy development and oversees governance, policy, legal compliance, human resources and finance.

Financial information for the regional groups includes the results of certain joint ventures on a proportionately consolidated basis, which is consistent with the way the regional groups are managed. Under U.S. GAAP, these joint ventures are accounted for under the equity method. Therefore, in order to reconcile to Income before income taxes and other items, the Regional Income attributable to these joint ventures is removed from Total Regional Income for the company and the net after-tax results are reported as equity income.

The change in the fair market value of derivatives, with the exception of unrealized gains or losses on certain cash flow hedges, has been removed from individual regional results and is shown on a separate line. This presentation provides a more accurate portrayal of underlying regional group results and is in line with the company's portfolio approach to risk management.

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Regional Income is not a U.S. GAAP measure. The most comparable U.S. GAAP measure is Income before income taxes and other items. To calculate Income before income taxes and other items from Total Regional Income, the following items must be removed from Total Regional Income: Corporate office; Equity-accounted joint ventures; Change in fair market value and reclassifications of derivatives; Restructuring, rationalization, and impairment charges; Depreciation and amortization; and Interest. These items could be significant. However, Income before income taxes and other items cannot be calculated at this time.